Exhibit 32.1

CERTIFICATE OF

CHIEF EXECUTIVE OFFICER
OF
DOBSON COMMUNICATIONS CORPORATION

I, Everett R. Dobson, Chief Executive Officer of Dobson Communications Corporation (the “Company”), hereby certify that, to the best of my knowledge, the annual report of the Company on Form 10-K for the year ended December 31, 2003, (the “Report”):

a. complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and that

b. the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at December 31, 2003, and the results of the Company’s operations for the year ended December 31, 2003.

/s/ EVERETT R. DOBSON

Everett R. Dobson
Chairman of the Board, President, Chief Executive Officer and Director

March 15, 2004